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                                   EXHIBIT 11
                         THE CHASE MANHATTAN CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE


For a discussion of the computation of basic and diluted earnings per common share, see Note 10 of Chase's 1999 Annual Report.

(in millions, except per share amounts)                              Three Months Ended           Nine Months Ended
                                                                     ------------------           -----------------
                                                                       September 30,                  September 30,
                                                                    2000           1999           2000           1999
                                                                    ----           ----           ----           ----
BASIC EARNINGS PER SHARE
Earnings:
Net Income                                                     $     884      $   1,187      $   3,335      $   3,753
Less:  Preferred Stock Dividends                                      13             19             46             55
                                                                 -------        -------        -------        -------
Net Income Applicable to Common Stock                          $     871      $   1,168      $   3,289      $   3,698
                                                                 =======        =======        =======        =======

Shares:
Basic Average Common Shares Outstanding                          1,267.3        1,232.3        1,235.4        1,248.9
Net Income per Share                                           $    0.69      $    0.95      $    2.66      $    2.96
                                                                 =======        =======        =======        =======

DILUTED EARNINGS PER SHARE
Earnings:
Net Income Applicable to Common Stock                          $     871      $   1,168      $   3,289      $   3,698
                                                                 =======        =======        =======        =======
Shares:
Basic Average Common Shares Outstanding                          1,267.3        1,232.3        1,235.4        1,248.9
Additional Shares Issuable upon Exercise of Stock Options
  for Dilutive Effect                                               44.5           42.2           43.7           42.5
                                                                 -------        -------        -------        -------
Average Common Shares Outstanding Assuming Dilution              1,311.8        1,274.5        1,279.1        1,291.4
Net Income per Share                                           $    0.66      $    0.92      $    2.57      $    2.86
                                                                 =======        =======        =======        =======

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